UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM  8-K
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 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2008

HARLEYSVILLE GROUP INC.
(Exact name of registrant as specified in its charter)
Delaware	0-14697	51-0241172
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

355 Maple Avenue, Harleysville, PA 19438-2297
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (215) 256-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

After receiving all necessary approvals from the various state departments of insurance, Harleysville Group Inc. amended its intercompany pooling agreement to adjust its share of the pool to 80%, effective January 1, 2008.  The Amendment was entered into on January 7, 2008.

Harleysville Mutual Insurance Company, and its property and casualty insurance company subsidiary, and the eight property and casualty insurance companies that are subsidiaries of Harleysville Group are parties to the intercompany pooling agreement whereby all premiums, losses and expenses for each individual company’s business are shared in a pool.  The pooling arrangement, which was established in 1986, is designed to produce more consistent underwriting results over the long term by spreading financial risk among the base of pool members.

There are two significant financial impacts associated with this change in pool share.  First, there was a transfer of assets and liabilities from Harleysville Mutual and its subsidiary to the various Harleysville Group subsidiaries.  This transfer included approximately $190 million of investments.  Second, the Harleysville Group subsidiaries, through this increase in their pool share, are expected to accrue additional written and earned premiums of approximately $90 million annually, which estimate is based upon the premiums during the completed year of 2006.

 Harleysville Group Inc. will include the amendment to the pooling agreement as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2007.

SIGNATURES
      Pursuant  to  the  requirements  of  the  Securities  Exchange  Act of 1934, the Registrant  has  duly  caused  this  report  to  be  signed on its behalf by the undersigned  hereunto  duly  authorized.

HARLEYSVILLE GROUP INC. Registrant

January 10, 2008	By:	/s/ Robert A. Kauffman
Robert A. Kauffman
Senior Vice President, Secretary, General Counsel & Chief Governance Officer